Filed pursuant to Rule 424(b)(3)

File No. 333-269186

Saratoga Investment Corp.

Up to $300,000,000

Common Stock

Supplement No. 2, dated July 19, 2023

to

Prospectus, dated March 13, 2023 and

Prospectus Supplement, dated June 7, 2023

This supplement amends, supplements or modifies certain information contained in the prospectus supplement, dated June 7, 2023 (the “ATM Prospectus Supplement”), and the accompanying prospectus, dated March 13, 2023 (the “Base Prospectus,” and together with the ATM Prospectus Supplement, any supplement thereto, and the documents deemed incorporated by reference in each, the “Prospectus”), which relate to the sale of shares of common stock of Saratoga Investment Corp. in an “at-the-market” offering (the “ATM Program”) pursuant to that certain equity distribution agreement (as described below). The terms “we,” “us,” and “our” refer to Saratoga Investment Corp. and its subsidiaries, unless indicated otherwise.

You should carefully read the entire Prospectus and this supplement before investing in our common stock. This supplement should be read in conjunction with the Prospectus. You should also carefully consider the information set forth under the sections entitled “Risk Factors” on page S-7 of the ATM Prospectus Supplement, page 11 of the Base Prospectus and in our Annual Report on Form 10-K for the fiscal year ended February 28, 2023, which is incorporated by reference into the Prospectus, as well as in our subsequent filings with the Securities and Exchange Commission that are incorporated into the Prospectus, before investing in our common stock.

On July 30, 2021, we established the ATM Program to which the Prospectus relates, and through which we may sell, from time to time through distribution agents, shares of our common stock. When established, we entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Compass Point Research and Trading, LLC (“Compass Point”) to sell, from time to time, shares of our common stock under the ATM Program.

This supplement is being filed to reflect that, on July 19, 2023, we added one additional distribution agent to the ATM Program, Raymond James & Associates, Inc. (“Raymond James” and, together with Ladenburg and Compass Point, the “Agents”). In connection with the addition of Raymond James as a distribution agent, we entered into the amendment no. 3, dated July 19, 2023, to the equity distribution agreement with Ladenburg, Compass Point, and Raymond James.

In light of the above, each reference to the term “Agent” or “Agents” in the ATM Prospectus Supplement is hereby amended to include Ladenburg, Compass Point, and Raymond James.